Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of December 19, 2019 and is effective as of January 1, 2020 (the “Effective Date”), by and among NEW YORK COMMUNITY BANCORP, INC. (the “Company”), NEW YORK COMMUNITY BANK (the “Bank”) and JAMES J. CARPENTER (the “Consultant”).

WHEREAS, the Consultant has stated his intention to transition from his position as Senior Executive Vice President/Chief Lending Officer of the Company and the Bank to a consulting role;

WHEREAS, the Bank wishes to take continuing advantage of, and Consultant wishes to provide the Bank continuing access to, the Consultant’s extensive knowledge of the lending operations of the Company and the Bank and the banking industry;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment Until Effective Date.

A.    Pending the Effective Date, the Consultant will continue in his current role as Senior Executive Vice President/Chief Lending Officer of the Company and the Bank. Consultant will (i) receive his regular base salary and (ii) be eligible to participate in the Bank benefits plans in which he is currently participating on the terms stated in such plans.

B.    As of the end of the day preceding the Effective Date, the Consultant’s employment with the Company and the Bank will terminate and his employment agreement with New York Community Bancorp, Inc. dated as of March 3, 2006 will terminate and will thereafter be without force or effect.

2.    Engagement as Consultant. Commencing on the Effective Date, the Bank agrees to retain the Consultant as an independent consultant, and the Consultant agrees to render consulting services to the Bank, for a period of three (3) years (the “Initial Consulting Period”), unless such consulting arrangement is terminated earlier pursuant to Sections 2(C) or 2(E) hereof. Subject to Section 2(E), upon the expiration date of the Initial Consulting Period and upon each anniversary of such date thereafter, the Consulting Period shall be extended for an additional year unless either party gives written notice sixty (60) days prior to such date of an intention not to extend the Consulting Period. The “Initial Consulting Period” and any extension thereof are referred to herein as the “Consulting Period”.

A.    The Bank hereby engages the Consultant to provide during the Consulting Period services of a consulting or advisory nature as set forth in Appendix A attached hereto. The Consultant shall act solely in a consulting capacity hereunder and shall not have authority to act for the Bank or to give instructions or orders on behalf of the Bank or otherwise to make commitments for or on behalf of the Bank. The Consultant shall not be an employee of the Bank during the Consulting Period, but shall act in the capacity of an independent contractor and the Bank will provide the Consultant with a Form 1099 for compensation related to the consulting services. The Bank shall not exercise control over the detail, manner or methods of the performance of the services by the Consultant during the Consulting Period or have control over the location at which the Consultant performs services.

B.    As full and complete compensation for any and all services which the Consultant may render during the Consulting Period:

i.    The Bank shall pay the Consultant a consulting fee at the rate of $67,000 per month ($804,000 annually), payable in arrears on the last business day of each month (the “Consulting Fees”).

ii.    As additional consideration for his consulting services, the Consultant’s service as a Consultant shall be treated as service for purposes of vesting in the unvested restricted stock awards outstanding at the time of his termination of employment under the same vesting schedule and subject to the same terms set forth in the applicable award agreements and the Company’s 2012 Stock Incentive Plan (the “2012 Plan”). The parties agree that, for purposes of the preceding sentence, the applicable award agreements shall be deemed amended to the extent necessary to give effect to the parties’ intention under this paragraph.

iii.    As additional consideration for his consulting services, (i) Consultant’s Performance-Based Restricted Stock Unit Award under the Company’s 2019 Long-Term Incentive Plan shall continue in effect, (ii) his service as a Consultant shall be treated as service for purposes of such award and (iii) the award shall be settled in accordance with the terms of the applicable award agreement and the 2012 Plan. The parties agree that, for purposes of the preceding sentence, the applicable award agreement shall be deemed amended to the extent necessary to give effect to the parties’ intention under this paragraph.

iv.    The Consultant shall be eligible to receive additional equity-based awards on a discretionary basis as determined by the Compensation Committee of the Company Board of Directors or the Committee’s designee.

v.    The Consultant may continue his coverage under the Bank’s health/dental/vision program on the same terms applicable to a Bank employee. In addition, during the Consulting Period, the Bank will continue the Consultant’s life insurance coverage under the several Split Dollar Life Insurance Agreements (on the terms stated therein) to which the Consultant is a party as of his last day of employment and, for purposes of such agreements, the parties agree that the Consultant’s death benefit thereunder shall be determined by reference to the applicable multiple (as determined under each Split Dollar Life Insurance Agreement) of the annual cash consulting fee specified in Section 2(B)(i) of this Agreement (in lieu of the references to base salary in such Split Dollar Life Insurance Agreements). The parties agree that, for purposes of the preceding sentence, each of the Consultant’s Split Dollar Life Insurance Agreements shall be deemed amended to the extent necessary to give effect to the parties’ intention under this paragraph.

vi.    Except as is expressly provided in this Agreement, the Consultant shall not receive nor be entitled to participate in any Company or Bank benefits or benefit plans with respect to the work done during the Consulting Period.

vii.    The Bank will, at the Consultant’s request, provide access to office space and secretarial services at a mutually agreed Bank administrative office. In addition, the Bank shall make a vehicle available for the Consultant’s use and provide him with a laptop, mobile telephone and such other perquisites as may be necessary for the performance of his consulting services. Consultant shall be reimbursed for reasonable expenses directly related to his consulting assignments, subject to applicable Bank policies on expense reimbursement.

viii.    The Consultant acknowledges that he is an independent contractor and, as such, shall be, solely responsible for, the payment of all federal, state and local taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder.

C.    Either the Bank or the Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with thirty (30) days advance written notice of such termination, except in the case of a termination of the Consulting Period by the Bank for “Cause” (as defined below), which shall be effective immediately. For purposes of this Agreement, “Cause” shall mean (i) the Consultant’s willful failure to perform his consulting assignments (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Consultant’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Bank or its affiliates; (iii) the Consultant’s embezzlement, misappropriation, or fraud, whether or not related to the Consultant’s employment with the Bank; (iv) the Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) (v) the Consultant’s willful unauthorized disclosure of Confidential Information (as defined below); or (vi) any material breach of this Agreement by the Consultant (including, without limitation, the restrictive covenants set forth in Section 3). No act or failure to act on the part of the Consultant shall be considered “willful” unless it is done, or omitted to be done, by the Consultant in bad faith or without reasonable belief that the Consultant’s action or omission was in the best interests of the Bank. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Consultant shall have ten (10) business days from the delivery of written notice by the Bank within which to cure any acts constituting Cause.

D.    Upon termination of the Consulting Period for any reason, the Bank shall pay to the Consultant any earned but unpaid Consulting Fees for services rendered prior to such termination and shall reimburse the Consultant for any business expense incurred prior to such termination and for which the Consultant would be entitled to reimbursement under Section

2(B)(vii). In addition, upon an early termination of the Consulting Period (i) by the Bank without Cause or (ii) as a result of the Consultant’s death or disability (as defined below), the Consultant (or, as applicable, his estate) shall be entitled to a lump sum cash payment equal to the Consulting Fees otherwise payable through the expiration of the then current Consulting Period but for its early termination. Any amounts payable upon termination shall be paid within ten (10) business days of the date of termination. Except as provided in the immediately preceding two sentences and Section 2(E) below, upon any termination of the Consulting Period, the Bank shall have no further obligation to the Consultant under this Agreement. In addition, subject to Section 2(E), upon early termination of the Consulting Period for any reason, the obligations of Sections 3, 5 and 6 shall survive such termination. For purposes of this Agreement, “disability” shall have the same meaning as under Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

E.     Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a “change in control” of the Company (as defined for purposes of Section 409A(a)(2)(A)(v) of Code), the Consulting Period shall, without further action of the parties, extend to a three-year term and, thereafter, the Consulting Period shall extend by an additional day each day, unless either party gives sixty (60) days written notice of an intent not to extend the Consulting Period.    In addition, the Consultant may, within thirty (30) days after the effective date of the “change in control” (the “window period”), give written notice to the Bank or its successor of his intent to terminate the Agreement. If the Consultant provides such notice in the window period, then the Consulting Period shall terminate as of the last day of the window period, and the Consultant shall be entitled to a lump sum cash payment equal to the Consulting Fees otherwise payable through the expiration of the then current Consulting Period but for its early termination. Any amounts payable upon termination of the Agreement pursuant this this paragraph shall be paid within ten (10) business days of the date of termination. In addition, in the event that the Consultant exercises his right to terminate the Agreement in the window period, the restrictive covenants described in Sections 3(A) and (B) below shall not apply.

3.    Restrictive Covenants.

A.    During the Consulting Period and for a period of two (2) years following the termination of the Consulting Period (together, the “Restrictive Period”) for any reason, other than the Consultant’s death, the Consultant will not, without the prior written consent of the Company and the Bank, engage in “Competition” with the Company or the Bank within the “Restricted Area. For purposes of this Agreement, (i) “Competition” by the Consultant shall mean the Consultant’s acquiring an economic ownership interest in, or otherwise directly or indirectly being employed by or acting as a consultant, or rendering any services to, or becoming a director, officer, employee, principal, agent, stockholder, manager, member, owner or partner of, employer of, or permitting his name to be used in connection with the activities of any other business or organization (a “Competing Business”) which engages in, or is preparing to engage in, the business of commercial lending, including, without limitation, commercial real estate lending generally and multi-family residential lending specifically (collectively “commercial lending”); provided, however, that, notwithstanding the foregoing, it shall not be a violation of this paragraph for the Consultant to become the registered or beneficial owner of up to two percent (2%) of any class of the capital stock of a Competing Business, provided that Consultant does not otherwise participate in the business of such entity and (ii) the “Restricted Area” shall mean, as of the Effective Date, the states of New York, New Jersey, Pennsylvania, Arizona, Florida and Ohio and shall also include any other state in which, during the Consulting Period, the Company or the Bank (or any successor thereto), engages in commercial lending.

B.     During the Restrictive Period, the Consultant will not in any manner, directly or indirectly:

(i) solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person or entity who or which is, or has at any time within five (5) years prior to the date of such action been, a customer, supplier, licensee or business relation of the Company or the Bank for any purpose which is competitive with the Company or the Bank’s business;

(ii) intentionally disturb or attempt to disturb in any adverse respect any business relationship between any person or entity and the Company or the Bank or any affiliate;

(iii) seek or attempt to persuade, induce or encourage any director, officer, employee, consultant, advisor or other agent of the Company or the Bank to discontinue their relationship therewith; and

(iv) solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person at any time within six (6) months following the date of cessation of employment of such person or the termination of such person’s other status, as the case may be, with the Company or the Bank.

C.    During the Consulting Period and at all times thereafter, the Consultant shall, except as may be required by law or court or administrative order (in which event the Consultant shall so notify the Bank as promptly as practicable), keep secret and retain in strictest confidence, any and all Confidential Information (as defined below) relating to the Company and the Bank and their affiliates, and shall use such Confidential Information only in furtherance of the performance by him of his duties as a consultant and not for personal benefit or the benefit of any interest adverse to the interests of the Company and the Bank, “Confidential Information” means all information in any form (tangible or intangible) regarding the clients of the Company or the Bank, or regarding the current or planned business of the Company or the Bank, which has not been made generally known to the public by authorized representatives of the Company or the Bank, whether created or supplied to the Consultant by the Company or the Bank or compiled by the Consultant in the course of his former employment duties for the Company and the Bank or while providing consulting services, including but not limited to: (a) client information, such as client lists (in any form) and other non-public personal, business, financial, or other information regarding the clients or prospective clients of the Company and the Bank, such as the identities of clients and prospective clients (including names, addresses, phone numbers, email addresses, and social security numbers or other government-issued identification numbers), information regarding clients’ accounts, their borrowings, their financial needs, their current or proposed transactions, their investment preferences and/or history, contract terms, client files, all internal analyses of clients and/or their accounts or investments, and all other information regarding clients that the client or applicable law designates as private or confidential; (b) financial information, such as financial plans, reports, and forecasts; earnings figures; and profitability information; (c) corporate strategies, and business, marketing and/or strategic plans; (d) business procedures and methods, computer data, software, and systems designs of the Company and the Bank; (e) all personnel records and data including, but not limited to, information obtained by the Consultant or to which the Consultant had access in the course of his employment duties for the Company and the Bank or in the course of providing consulting services such as employee identity, performance, compensation and skill; provided, however, that nothing herein shall prohibit the Consultant from disclosing or discussing his own personnel data including, but not limited to, compensation; (f) any lists of employees, vendors, or independent contractors of the Company and the Bank; and (g) all information which the Company or the Bank has a legal or contractual obligation to treat as confidential. Confidential Information does not include information that has become available to the public generally (other than as a result of any breach by the Consultant of any obligation owed by the Consultant to the Company and the Bank).

D.    The Consultant hereby acknowledges that the business of the Bank is highly competitive. Consultant further acknowledges that his service to the Bank will be of a special and unique character, and that he will continue to be identified personally with the Bank. Consultant also acknowledges that service as a consultant of the Bank may require that he have access to the Bank’s confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of the Bank, and any violation of these restrictions would cause substantial injury to the Bank and that the Bank would not have entered into this Agreement without receiving the additional consideration offered by Consultant in binding himself to these restrictions.

E.    In accordance with the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state or local government official or an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, if the Consultant files a lawsuit alleging retaliation for reporting a suspected violation of law, the Consultant may disclose trade secrets to his attorney and use the trade secret information in the court proceeding if he: (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret except pursuant to court order.

4.    Confidentiality of Agreement. The Consultant acknowledges that the Company may file this Agreement as an exhibit to public securities filings, and may also disclose this Agreement and the exhibits hereto as may be required by law or legal proceedings.

5.    Indemnification. The Consultant shall be entitled to the continuing protection of the Company’s By-Laws and Certificate of Incorporation and any insurance and corporate indemnification policies the Company and/or the Bank shall elect to maintain generally for the benefit of its directors and officers against or with respect to all costs, charges and expenses incurred or sustained by the Consultant in connection with any action, suit or proceeding to which the Consultant may be made a party by reason of having been an officer of the Company, the Bank or any of its affiliates.

6.    Nonassignability. Except for those rights that may accrue to the Consultant’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Consultant, nor shall it be subject to attachment or legal process for or against the Consultant.

7.    Entire Agreement; Modification. Except as provided herein, this Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter. No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement. No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement.

8.    Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

9.    Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either party may designate from time to time by written notice so given:

To the Bank:

New York Community Bank

615 Merrick Avenue

Westbury, NY 11590

Attn: Chief Operating Officer

To the Consultant: at the address of record in the Bank’s personnel files.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

10.    Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Bank. The Consultant’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Bank.

11.    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, the provision will be automatically amended to the minimum extent necessary to cure the invalidity, illegality or unenforceability and permit enforcement, and such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

12.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.    A facsimile copy of a signature page or email delivery of a “.pdf” format data file of a signature page shall be deemed to be an original signature page.

13.    Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

14.    Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Bank may, in consultation with the Consultant, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.    Governing Law; Jurisdiction and Venue. This Agreement will be construed and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Each party irrevocably agrees that any legal action, suit or proceeding brought by it in a court in any way arising out of this Agreement shall be brought solely and exclusively in, and shall be subject to the services of process and other applicable rules of, the state courts of Nassau County, New York or the federal district court for the Eastern District of New York, and each party irrevocably submits to the sole and exclusive personal jurisdiction of the courts in New York generally and unconditionally, with respect to any action, suit or proceeding brought by it or against it by the other party. Notwithstanding the foregoing, claims for equitable relief may be brought in any court with proper jurisdiction within the United States.

16.    Terms. For purposes of this Agreement, the term “affiliate” means any subsidiary of the Company, including the Bank, or any subsidiary of the Bank and all references to “Bank” herein shall be deemed to include all affiliates.

17.    Successor Obligations. The Company and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and the Bank to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Robert Wann
Its:	Senior Executive Vice President and Chief Operating Officer

NEW YORK COMMUNITY BANK

By:	/s/ Robert Wann
Its:	Senior Executive Vice President and Chief Operating Officer

CONSULTANT

/s/ James J. Carpenter
James J. Carpenter

Appendix A

Consultant Services

For purpose of this Agreement, the Consultant shall be available thirteen (13) business days per month to provide the services indicated below:

•	Serve on the Mortgage and Real Estate Committee of the Bank as an ex officio member;

•	Inspect and certify the acceptability of collateral properties (with local and overnight travel as required);

•	Meet with mortgage brokers, borrowers, attorneys and other industry professionals to advance the interests of the Company and the Bank;

•	Attend industry-related networking events;

•	Provide consultation and guidance to the Chief Lending Officer of the Company and the Bank and other mortgage lending officers; and

•	Provide such other services of an advisory nature as the parties may mutually agree.